Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Forest City Enterprises, Inc. on Form S-3 of our report dated February 27, 2014, with respect to the audit of the financial statements of FC 8 Spruce Mezzanine, LLC which appear in Forest City Enterprises, Inc.’s Transition Report on Form 10-KT for the eleven months ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Novogradac & Company LLP

Novogradac & Company LLP
Long Beach, California
December 9, 2014